UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 24, 2009

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TELEPLUS WORLD, CORP.

(Exact name of registrant as specified in its charter)

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Commission File No. 000-49628

Nevada	90-0045023
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

4960 NW 165th Street, Unit B24, Miami Lakes, Fl 33014

(Address of principal executive offices)

(305) 624-5714

(Issuer telephone number)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry Into Material Definitive Agreement

On June 16, 2009, the Company’s operating subsidiaries’ first secured creditors, Steve Kerekes, Melanie Kerekes, Jim Oattes, Grace Debrandere, Jim Reddon, Monica Reddon, Tom Davis and Jane Davis (“First Creditors”) filed an application for an order pursuant to section 47(1) of the Bankruptcy and Insolvency Act R.S.C. 1985, c. B-3, as amended, with the Ontario Superior Court of Justice in Ontario, Canada demanding that the Company’s Canadian operating subsidiaries which include TelePlus Connect, Corp., 1523813 Ontario Limited, Avenue

On August 13, 2009, Xentenial Holdings Limited, an affiliate of YA Global Investments, L.P. (formally Cornell Capital Partners LP) (collectively “YA”), purchased the position of the First Creditors. Accordingly, YA is now first lien holder of all of the Company’s assets.

On August 21, 2009, after extensive negotiations, the Company, YA and the First Creditors settled the dispute amongst themselves as further detailed in the Settlement Agreement attached hereof as an exhibit. As part of the Settlement Agreement: operational control of the Company’s operating subsidiaries has transitioned to YA and its assignees; all directors of the Company which were also directors of the operating subsidiaries resigned from their role with the operating subsidiaries; each of the Company’s subsidiaries have been directed to pay to YA any funds it would have otherwise paid or owed to the Company; and the Company agreed to voluntarily dismiss the Chapter 11 bankruptcy proceedings. As a result of the Settlement Agreement, the Company will no longer receive any revenues from its subsidiaries which had been the Company’s sole sources of revenue.

ITEM 1.03

Bankruptcy or Receivership

On March 5, 2009, the Company filed a voluntary petition for relief under the provisions of Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the Southern District of Florida in the case captioned In re Teleplus World, Corp., No. 09-13799-RAM.

On August 10, 2009, Company dismissed the Chapter 11 bankruptcy proceedings.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TelePlus World, Corp.

August 24, 2009	By:	/s/ MARIUS SILVASAN
Marius Silvasan Chief Executive Officer

August 24, 2009	By:	/s/ CRIS NEELY
Cris Neely Chief Financial Officer

EXHIBIT INDEX

Exhibits to this Form 8-K

EXHIBITS:

Exhibit No.	Description
99.1	Settlement Agreement
99.2	Escrow Agreement
99.3	Termination of Assurance and Indemnity Agreement
99.4	Form of Release
99.5	Form of Notice to Subsidiary

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